Exhibit 23.2

Consent of Independent Auditors

We consent to the reference of our firm under the caption “Experts” and to the use in the Registration Statement on Form F-1 and related Prospectus of Afya Limited for the registration of 13,250,000 Class A common shares of our reports dated:

•                  April 8, 2019 with respect to the financial statements of IPTAN — Instituto de Ensino Superior Presidente Tancredo de Almeida Neves S.A. as of April 25, 2018 and December 31, 2017 and for the period from January 1, 2018 to April 25, 2018 and for the year ended December 31, 2017;

•                  April 8, 2019 with respect to the financial statements of Instituto de Educação Superior do Vale do Parnaiba S.A. as of April 25, 2018 and December 31, 2017 and for the period from January 1, 2018 to April 25, 2018 and for the year ended December 31, 2017;

•                  April 8, 2019 with respect to the financial statements of Instituto de Ensino Superior do Piauí S.A. as of November 26, 2018 and December 31, 2017 and for the period from January 1, 2018 to November 26, 2018 and for the year ended December 31, 2017;

•                  April 8, 2019 with respect to the carve-out financial statements of FADEP — Faculdade Educacional de Pato Branco Ltda. as of December 4, 2018 and December 31, 2017 and for the period from January 1, 2018 to December 4, 2018 and for the year ended December 31, 2017;

•                  May 16, 2019 with respect to the consolidated financial statements of Guardaya Empreendimentos e Participações S.A. as of and for the years ended December 31, 2018 and 2017; and

•                  June 24, 2019 with respect to the statement of assets acquired and liabilities assumed of Instituto Educacional Santo Agostinho S.A. as of April 3, 2019.

/s/ ERNST & YOUNG

Auditores Independentes S.S.

Belo Horizonte, Brazil

February 4, 2020